EXHIBIT 21

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                           SUBSIDIARY OF B.H.I.T. Inc.
                      Formerly BANYAN HOTEL INVESTMENT FUND

             Name of Subsidiary                      State of Organization
             ------------------                      ---------------------

             BHF Merger Corp.                              Illinois

             BNC Santa Barbara Corp.                       Illinois